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                                                            Exhibit 8.2


                                                         October 1, 1996


Infinity Broadcasting Corporation
600 Madison Avenue
New York, New York 10022

                Agreement and Plan of Merger,
                dated as of June 20, 1996, among
                Westinghouse Electric Corporation,
                R Acquisition Corp. and
                Infinity Broadcasting Corporation
                ---------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Infinity Broadcasting Corporation ("Infinity"), a Delaware corporation, in connection with the proposed merger (the "Merger") of R Acquisition Corp. ("Sub"), a Delaware corporation and a wholly owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"), a Pennsylvania corporation, with and into Infinity pursuant to an Agreement and Plan of Merger, dated as of June 20, 1996 (the "Merger Agreement"), among Westinghouse, Sub and Infinity.

        In so acting, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement of Westinghouse and Infinity and a

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Infinity Broadcasting                 2                    October 1, 1996
  Corporation


Prospectus of Westinghouse filed in connection with the Merger (the "Joint Proxy Statement").

        As required by Sections 6.02(e) and 6.03(c) of the Merger Agreement, you have requested that we render the opinion set forth below. In rendering such opinion, we have relied upon the accuracy and completeness as of the date hereof and as of the date of the closing of the Merger of the representations and warranties as to certain factual matters set forth in the letters, dated as of the date hereof, which Infinity, Westinghouse and Sub have provided to us and will reconfirm prior to the closing of the Merger. We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such records and documents as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        Subject to the foregoing, and assuming that the Merger is consummated in accordance with the Merger Agreement, we are of the following opinion:

                1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                2. Westinghouse, Sub and Infinity will each be a party to the reorganization within the meaning of section 368(b) of the Code.

        This opinion is limited solely to the federal law of the United States as in effect on the date hereof. No assurance can be given that the law will not change with possibly retroactive effect, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

        We are delivering this opinion to you and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement and to the use of our name under the captions "Summary - The
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Infinity Broadcasting                 3                    October 1, 1996
  Corporation


Merger and the Merger Agreement - Certain Federal Income Tax Consequences", "The Merger - Certain Federal Income Tax Consequences", and "Legal Opinions" in the Joint Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                        Very truly yours,